Exhibit 23.2

CONSENT OF SPEARS & ASSOCIATES, INC.

February 12, 2008

Reference is made to the Form 10-K annual report (the “annual report”), relating to Cal Dive International, Inc. (“Cal Dive”). We hereby consent to all references to our name in the annual report and to the use of the statistical information supplied and reviewed by us set forth in the section of the annual report entitled “Our Industry Trends.” We further advise Cal Dive and legal counsel that our role has been limited to the provision of such statistical data supplied by us.

With respect to such statistical data, we advise you that:

•

some information in our database is derived from estimates or subjective judgments;

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the information has been compiled from our internal sources and public documents, which we believe to be reliable and in good faith, but no representation or warranty expressed or implied is made to its accuracy or completeness

We hereby consent to the filing of this letter as an exhibit to the annual report of Cal Dive on Form 10-K to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

SPEARS & ASSOCIATES, INC.

By:	/s/ Richard Spears
Richard Spears
Vice President